  EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 12, 2005 relating to the consolidated financial statements, which appear in Diamond Discoveries International Corp.’s annual report on Form 10-KSB for the year ended December 31, 2004, filed with the Commission by the Registrant on April 14, 2005.

/s/ Rodefer Moss & Co PLLC

Knoxville, TN
January 25, 2006